Exhibit 99.1

Cendant Corporation Completes Previously
Announced Sale of Marketing Services Division

Total Consideration of Approximately $1.8 Billion

NEW YORK, October 17, 2005 - Cendant Corporation (NYSE: CD) today announced that it has completed the previously announced sale of the companies that comprise its Marketing Services Division to Affinity Acquisition Holdings LLC, an affiliate of Apollo Management, L.P., for approximately $1.8 billion of total consideration, of which approximately $1.7 billion was in cash, net of estimated closing adjustments, and the balance was in preferred stock and warrants. The Company expects to record a gain on sale of these businesses in excess of $1 billion, pre-tax.

The expected sale of this division to Affinity Acquisition Holdings LLC was originally announced on July 26, 2005.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com.

Cendant Media Contacts:
Elliot Bloom
(212) 413-1832

Cendant Investor Contacts:
Sam Levenson
(212) 413-1834

Henry A. Diamond
(212) 413-1920

Apollo Management, LP Media/Investor Contact:
Steven Anreder
(212) 532-3232